Exhibit 4.5

AMENDMENT AND WAIVER AGREEMENT

THIS AMENDMENT AND WAIVER AGREEMENT (this “Agreement”) dated as of October 6, 2008, is entered into among Medialink Worldwide Incorporated, a Delaware corporation (the “Company”) and the undersigned holder (the “Holder”) of the Company’s Variable Rate Convertible Debenture due November 9, 2009 (the “Debenture”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below) or the Debenture.

WHEREAS, pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of November 8, 2004, among the Company, the Holder, and the other holders of the Debentures (collectively with the Holder, the “Holders”), the Company issued Debentures in the aggregate principal amount of $5 million; and

WHEREAS, the Company has requested that the Holder agree to certain waivers and amendments under the Transaction Documents, and the Holder has agreed to such request, subject to the terms and conditions of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holder and the Company hereby agree as follows:

1. Prepayment of Holder’s Debenture.

(a) The Company shall prepay in cash to the Holder, the Holder’s pro rata share of $1.7 million principal amount of the Debentures (the “Permitted Prepayment”) no later than three (3) business days after the Effective Date (the “Permitted Prepayment Date”). The Permitted Prepayment shall be applied to reduce a portion of the then outstanding principal amount of the Holder’s Debenture in the allocable percentage amounts to the Holder set forth on Schedule 1 attached hereto (the “Disbursement Instructions”). Failure to make the Permitted Prepayment in full on or before the Permitted Prepayment Date shall be an Event of Default under the Holder’s Debenture.

(b) The Company and the Holder hereby agree that no later than the Permitted Prepayment Date the Company shall prepay the Holder’s pro rata share of $300,000 of interest on the Debentures, in cash, which shall account for the interest due for the 15-month period subsequent to the Permitted Prepayment Date (the “Prepaid Interest”). Notwithstanding anything contained in this Section 1(b) to the contrary, the Company shall timely pay all interest that accrues to the Holder through the Permitted Prepayment Date and this Section 1(b) shall not be construed as a waiver by the Holder of such interest payments. Failure to make such payment in full on or before the Permitted Prepayment Date shall be an Event of Default under the Holder’s Debenture.

(c) Each such prepayment of the principal amount and interest on the Holder’s Debenture shall be paid to the Holder pro-rata based upon the outstanding principal amount of Holder’s Debenture held by the Holder on the date hereof, all as set forth in the Disbursement Instructions.

(d) Upon the satisfaction of the conditions set forth in Section 10 hereof, the agreements, waivers and amendments contained in Sections 1(a), 1(b), 3 through and including 7, and 9 shall become effective and such date shall be the “Effective Date”.

2. Ratifications. The Company hereby confirms and agrees that, except as otherwise expressly provided herein, the Purchase Agreement and each other Transaction Document is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date (i) all references in the Purchase Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement as amended by this Agreement, and (ii) all references in the other Transaction Documents to the "Securities Purchase Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Purchase Agreement shall mean the Purchase Agreement as amended by this Agreement.

3. Extension of Maturity Date. Effective as of the Effective Date, the Company and the Holder hereby agree that the “Maturity Date” of the Holder’s Debenture as to the remaining principal amount outstanding after the application of the Permitted Prepayment shall be extended until June 30, 2010.

4. Amendment of Default on the Holder’s Debenture. Effective as of the Effective Date, the Company and the Holder hereby amend Section 8(a)(v) and Section 8(a)(vi) of the Holder’s Debenture to provide that all references to “Subsidiary” therein shall exclude TTX (US) LLC, a New York limited liability company, TTX Limited, a United Kingdom entity and Medialink UK Limited (collectively, the “Excluded Subsidiaries”). Such exclusion shall only apply to Sections 8(a)(v) and 8(a)(vi) of the Debenture and to no other Events of Default or provisions under the Transaction Documents. In the event of a sale of assets, liquidation, dissolution, reorganization or similar event of an Excluded Subsidiary that results in the Company receiving net proceeds in excess of $750,000 in the aggregate or in excess of $1.25 million in the aggregate, such excess proceeds shall be applied 50% or 100%, respectively, to the repayment of the Debentures. Additionally, the definition of “Subsidiary” under the Transaction Documents is hereby amended to include any future formed subsidiaries of the Company or any subsidiary of the Company which would be covered by Sections 8(a)(v) and 8(a)(vi) of the Debenture. The Company agrees to honor all guarantees or co-obligations that it has of the Excluded Subsidiaries’ obligations.

5. Amendment to Sections 1 and 8(a)(vii) of the Holder’s Debenture. Effective as of the Effective Date, the Company and the Holder hereby agree that the term “Trading Market” as defined in Section 1 and used in Section 8(a)(vii) of the Holder’s Debenture shall be deemed to include the OTC Bulletin Board (but, specifically, not the “pink sheets” published by Pink Sheets LLC).

6. Amendment to Section 8(a)(viii) of the Holder’s Debenture. Effective as of the Effective Date, the Company and the Holder hereby amend Section 8(a)(viii) of the Holder’s Debenture to replace it in its entirety with the following:

“subsequent to the Effective Date, the Company shall be a party to any Change of Control Transaction or shall agree to sell or dispose of 40% of its assets in one or more transactions (whether or not such sale shall constitute a Change of Control Transaction);”

7. No Default.

(a)	The Company and the Holder hereby acknowledge that no Event of Default under Section 8(a)(viii) has heretofore occurred or is presently occurring as of the Effective Date.

(b)	The Company represents that no other Events of Default have occurred as of the Effective Date.

(c)	The Holder represents that it is not aware of any other Events of Default having occurred as of the Effective Date.

8. Amendment to Holder’s Warrants. Subject to NASDAQ having approved in writing the Warrant Repricing without requiring approval of the Company’s shareholders (the “NASDAQ Approval”), the Company and the Holder agree to amend the Exercise Price set forth in the introductory paragraph and in Section 2(b) of the Warrant to $0.50 (the “Warrant Repricing”) and the Holder hereby waives notice required to be given by the Company under Section 3(e) of the Warrant. The Company shall use best efforts to obtain the NASDAQ Approval. Notwithstanding the failure to obtain the NASDAQ Approval, all provisions of this Agreement with the exception of this Section 8 shall remain in full force and effect.

9. Superiority of Claims. Notwithstanding anything contained in the Purchase Agreement or the Transaction Documents to the contrary, the Company’s obligations under the Holder’s Debenture shall, pari passu with the Company’s obligations under all of the Debentures, be superior to and shall take precedence over any and all claims of creditors, including without limitation, trade creditors to the Company’s collateral for the Company’s indebtedness. The Company shall execute a security agreement in a form acceptable to the Holders of the Debentures, wherein it shall grant each Holder a first lien security interest in all of the Company’s assets heretofore and from time to time hereafter received, securing the Company’s obligations under the Debentures, as amended hereby.

10. Conditions to Obligations Hereunder. The obligations hereunder are subject to the satisfaction of each of the following conditions, provided that the conditions set forth in paragraph (c) are for the Holder's sole benefit and may be waived by the Holder at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have executed and delivered (i) the security agreement referred to in Section 9 above, (ii) any and all other documentation requested in order to perfect the security interest granted therein, including without limitation UCC Financing Statements, provided that the Holders shall be responsible for any UCC filings, and (iii) an opinion of counsel to the effect that the security interest granted therein shall constitute a valid first lien on the Company’s assets.

(b) Each of the other Holders shall have (i) executed agreements similar in all respects to this Agreement (the “Other Agreements”), and (ii) satisfied or waived all conditions to the closings contemplated by the Other Agreements.

(c) The representations and warranties of the Company hereunder shall be true and correct in all material respects as of the date when made and as of the Effective Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Effective Date and after giving effect to the terms of this Agreement and the Other Agreements, no Event of Default shall have occurred and be continuing as of the Effective Date.

11. Representations and Warranties of the Company. The Company hereby makes the representations and warranties set forth below to the Holder as of the date of its execution of this Agreement:

(a) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or assets of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(c) Equal Consideration. Except as set forth in this Agreement, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(d) Affirmation of Prior Representations and Warranties. Except as set forth in the SEC Reports, the Company hereby represents and warrants to the Holder that the Company’s representations and warranties set forth in each of the documents executed by the Company in connection with the Transaction Documents are true and correct as of the date hereof.

12. Representations and Warranties of the Holder. The Holder hereby makes the representations and warranties set forth below to the Company as of the date of its execution of this Agreement. The Holder represents and warrants that (a) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (b) this Agreement has been duly executed and delivered by the Holder and constitutes the valid and binding obligation of the Holder, enforceable against it in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

13. Public Disclosure. The Company shall, as soon as practical and, in any event, within 4 Trading Days of the Effective Date, issue a Current Report on Form 8-K, reasonably acceptable to the Holder, disclosing the material terms of the transactions contemplated hereby and attaching this Agreement as an exhibit thereto. The Company shall consult with the Holder in issuing any other press releases with respect to the transactions contemplated hereby.

14. Effect on Transaction Documents. Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed or modified by the terms set forth herein, including, but not limited to, any other obligations the Company may have to the Holder under the Transaction Documents. Notwithstanding the foregoing, this Agreement shall be deemed for all purposes as an amendment to any Transaction Document as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of any other Transaction Document, on the one hand, and the terms and provisions of this Agreement, on the other hand, the terms and provisions of this Agreement shall prevail.

15. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holder. An e-mail intending to modify or amend this Agreement shall not be binding upon the parties hereto.

16. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

17. Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive for the applicable statute of limitations.

18. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto; provided, however, that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

19. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

20. Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

21. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Purchase Agreement.

22. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

23. Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

24. Entire Agreement. The Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

25. Independent Nature of Holder’s Obligations and Rights. The obligations of the Holder hereunder are several and not joint with the obligations of any other Holders executing similar agreements, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder with the other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. The Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

26. Legal Fees. By the Permitted Prepayment Date, the Company shall pay Rockmore Investment Master Fund Ltd. $10,000 as reimbursement for legal fees incurred in connection with this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

COMPANY:

MEDIALINK WORLDWIDE INCORPORATED

By:
Name:
Title:

HOLDER:

Name of Holder: __________________________

Signature of Authorized Signatory of Holder: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________